UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 6

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COST PLUS, INC.

(Exact name of Registrant as specified in charter)

California	94-1067973
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

200 4th Street, Oakland, California	94607
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so Registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED

On April 13, 2010, Cost Plus, Inc. (the “Corporation”) entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Preferred Shares Rights Agreement dated June 24, 2008, between the Company and Computershare Trust Company, N.A. (the “Restated Rights Agreement”).

As a result of the Amendment, (i) the rights to purchase Series A Participating Preferred Stock of the Corporation (the “Rights”) pursuant to the Restated Rights Agreement expired at 5:00 p.m. (New York time) on April 14, 2010 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Corporation’s common stock after the Final Expiration Date, (ii) the Restated Rights Agreement expired on the Final Expiration Date, and (iii) no person will have any rights pursuant to the Restated Rights Agreement.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.3 hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Restated Rights Agreement and First Amendment to the Restated Rights Agreement thereto contained in the Corporation’s Current Reports on Form 8-K filed on June 25, 2008 and January 7, 2009, respectively, which are incorporated herein by reference.

ITEM 2.	EXHIBITS

Exhibit Number	Description

4.1*	Amended and Restated Preferred Shares Rights Agreement dated June 24, 2008, between Cost Plus and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K, filed June 25, 2008).

4.2*	First Amendment to the Amended and Restated Preferred Shares Rights Agreement, dated as of January 7, 2009, between Cost Plus, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K, filed January 7, 2009).

4.3	Amendment No. 2 to Amended and Restated Preferred Shares Rights Agreement, dated as of April 13, 2010, between Cost Plus, Inc. and Computershare Trust Company, N.A.

*	Previously filed

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COST PLUS, INC.

Date: April 16, 2010	By:	/s/ JANE L. BAUGHMAN
Jane L. Baughman
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Preferred Shares Rights Agreement dated June 24, 2008 between Cost Plus and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K, filed June 25, 2008).

4.2*	First Amendment to the Amended and Restated Preferred Shares Rights Agreement, dated as of January 7, 2009, between Cost Plus, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K, filed January 7, 2009).

4.3	Amendment No. 2 to Amended and Restated Preferred Shares Rights Agreement, dated as of April 13, 2010, between Cost Plus, Inc. and Computershare Trust Company, N.A.

*	Previously filed